EXHIBIT 99.1

Active Power Renews Global OEM Agreement with Caterpillar

New Agreement Demonstrates Company’s Commitment to Sales Channel; Expands Global Distribution Network

AUSTIN, Texas (Jan. 18, 2012) – Active Power (NASDAQ: ACPW), manufacturer of continuous power and infrastructure solutions announced today it has renewed its global distribution agreement with its OEM partner and customer Caterpillar, Inc. (NYSE: CAT).

The new five-year contract contains substantially similar terms and conditions to the previous agreement signed in April 2008 with enhancements to reflect new products, operational processes, and pricing. As part of the distribution agreement, Caterpillar will continue to market Active Power products under the Caterpillar brand and as a complement to its own product line.

“The renewal of our global agreement with Caterpillar reflects the importance of this channel to our overall business strategy particularly as we focus now on growing and expanding our core UPS (uninterruptible power supply) business,” said Jan Lindelow, interim president and CEO, for Active Power. “This relationship broadens our sales reach as we continue to engage Caterpillar’s global dealer network which in turn creates opportunities that we would have otherwise not been exposed to.”

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties.  Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com

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